Press Release

Israel Technology Acquisition Corp.
Announces Special Meeting Date, Record Date, and
Certain Proxy Voting Procedures
January 31, 2007

NEW YORK -- (BUSINESS WIRE) - Israel Technology Acquisition Corp. (OTCBB: ISLTU; OTCBB: ISLT; OTCBB: ISLTW; “ITAC”) announced today that stockholders of record as of February 5, 2007 will be invited to attend ITAC’s special meeting of stockholders and vote on five proposals, including (i) the approval of the Agreement and Plan of Merger, dated February 28, 2006, as amended, among ITAC, ITAC Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of ITAC, and IXI Mobile, Inc., a Delaware corporation (“IXI”), pursuant to which IXI will be acquired by ITAC, (ii) the approval of the amendment to ITAC’s certificate of incorporation to change the name of ITAC from “Israel Technology Acquisition Corp.” to “IXI Mobile, Inc.,” (iii) the approval of an amendment to ITAC’s certificate of incorporation to increase its authorized capitalization, (iv) the approval of an amendment to ITAC’s certificate of incorporation to remove those provisions that will no longer be operative upon consummation of the merger, and (v) to elect seven directors to ITAC’s board of directors.

Certain Proxy Voting Procedures

At ITAC’s special meeting of stockholders, stockholders of record as of February 5, 2007 (“Record Date”) will vote on, among other proposals, the proposed merger. A public stockholder who owned shares as of the Record Date who votes against the merger may demand that ITAC convert the stockholder’s (“Converting Stockholder”) shares into cash for the stockholder’s pro rata share of ITAC’s trust account.

To perfect conversion rights, a Converting Stockholder must comply with all of the following procedures:

1.
(a) Complete the ADP voter instruction card or form of proxy, (b) vote against the acquisition proposal, (c) check the box for conversion on the ADP voter instruction card or form of proxy, and (d) submit the ADP voter instruction card or form of proxy before the date of the special meeting of stockholders.

2.
If the shares are held in “street name,” instruct the account executive at the Converting Stockholder’s bank or broker to withdraw the Converting Stockholder’s shares from the Converting Stockholder’s account and request that a physical stock certificate be issued in the Converting Stockholder’s name. ITAC’s stock transfer agent, Continental Stock Transfer & Trust Company (“Continental”), can assist with this process.

3.	Prior to the special meeting of stockholders:
(a)
present the physical stock certificate (together with necessary stock powers (with signature medallion guaranteed)) to Continental at the following address: Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, Tel. (212) 845-3287; and

(b)
provide to Continental, along with the stock certificate and stock power, a written certificate addressed to ITAC and signed by the Converting Stockholder to the effect that: (i) the Converting Stockholder was a holder of record as of the Record Date for purposes of the special meeting of stockholders, (ii) the Converting Stockholder has held the shares the Converting Stockholder seeks to convert since the Record Date, (iii) the Converting Stockholder will continue to hold the shares through the closing date of the acquisition, and (iv) the Converting Stockholder wishes to convert his shares into a pro rata share of the trust account.

Certificates that have not been tendered in accordance with these procedures prior to the special meeting of stockholders will not be converted into cash. In the event a Converting Stockholder tenders shares and later decides that it does not want to convert shares, such Converting Stockholder can make arrangements with Continental to withdraw the tender.

Stockholders who have questions concerning the proposed acquisition or any other aspect of the special meeting should contact Israel Frieder, ITAC’s Chief Executive Officer, at 972-3-532-5918.

Ensuring Your Vote is Counted

In advance of the record date, ITAC advises holders of its securities to move these securities into accounts which do not permit the lending of securities, so called cash accounts or segregated accounts, and out of accounts that permit the lending of securities, such as margin accounts. These steps are designed to ensure that votes related to common and common shares beneficially owned by stockholders are properly counted. Beneficial owners of common shares that have been lent out (either with or without the beneficial owners’ knowledge) are not permitted to vote those shares.

About IXI

IXI was organized as a corporation under the laws of the State of Delaware on July 5, 2000 under the name Ovdat, Inc. IXI delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, web-browsing and SMS on optimized devices. IXI markets its solutions to mobile operators and Internet service providers worldwide. IXI products can be tailored to meet operator requirements, both hardware and software needs, providing a platform for future revenues. IXI also provides hosted services to mobile operators and Internet service providers worldwide, including all necessary gateways and backend servers, and related support services.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of ITAC and does not constitute an offer of any securities of ITAC for sale. Any solicitation of proxies will be made only by the definitive proxy statement of ITAC that will be mailed to all stockholders. In connection with the proposed merger, ITAC has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT THAT WILL BE MAILED TO ALL STOCKHOLDERS OF RECORD BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by ITAC at the Securities and Exchange Commission’s web site at www.sec.gov.

Contacts

Israel Technology Acquisition Corp.
Israel Frieder, 972-3-532-5918
Chief Executive Officer